Exhibit 10.85

Chubb Limited
Performance Based Restricted Stock Award Terms
under the
Chubb Limited 2016 Long-Term Incentive Plan
The Participant has been granted a Performance Based Restricted Stock Award by Chubb Limited (the “Company”) under the Chubb Limited 2016 Long-Term Incentive Plan (the “Plan”). The shares of Stock granted as Covered Performance Shares and Premium Performance Shares pursuant to this Performance Based Restricted Stock Award shall be subject to the following Performance Based Restricted Stock Award Terms:
1.Terms of Award. The following words and phrases used in these Performance Based Restricted Stock Award Terms shall have the meanings set forth in this paragraph 1:

(a)	The “Participant” is [Insert Name], who is the individual recipient of the Performance Based Restricted Stock Award on the specified Grant Date.

(b)	The “Grant Date” is [Insert Date].

(c)	The “Commencement Date” is [Insert Date].

(d)
The number of “Covered Performance Shares” is [Insert Number], which is 60% of that portion of the Participant’s annual Long-Term Incentive Award which is granted in the form of restricted shares for the year in which the Grant Date occurs, as reflected in the corporate records and shown in the Record-Keeping System in the Participant’s individual account records.

(e)	The number of Premium Performance Shares is [Insert number equal to 65% of the number of Covered Performance Shares].
Other words and phrases used in these Performance Based Restricted Stock Award Terms are defined pursuant to paragraph 11 or elsewhere in these Performance Based Restricted Stock Award Terms.
2.Restricted Period. Subject to the limitations of these Performance Based Restricted Stock Award Terms, the “Restricted Period” for the Covered Performance Shares of the Performance Based Restricted Stock Award shall begin on the Grant Date and end on the Vesting Date as described below (but only if the Date of Termination has not occurred before the Vesting Date):

(a)
If the Cumulative Performance of the Company during the Performance Period is 50 percent or greater than 50 percent, the Restricted Period shall end for any Covered Performance Shares on the later of the three-year anniversary of the Grant Date and the date the Committee certifies that the requisite Cumulative Performance has been achieved during the Performance Period (the date of certification is referred to as the “Certification Date” and the later of the three-year anniversary of the Grant Date and the Certification Date referred to as the “Vesting Date”). If the Cumulative Performance of the Company during the Performance Period is less than 50 percent, the Restricted Period shall end with respect to a number of the Covered Performance Shares determined by multiplying the total number of Covered Performance Shares by the Performance Percentage (as determined below) on the Vesting Date.

(b)	The term “Performance Percentage” shall mean the applicable Performance Percentage determined based on the achievement of the Cumulative Performance over the Performance Period by Chubb Limited:

If the Satisfaction of Chubb Limited of the Cumulative Performance during the applicable Performance Period:	The Performance Percentage will be:
Does not exceed the 25%	0%
Exceeds 25%, but does not meet or exceed 50%	50%, as increased to the extent, if any, provided pursuant to the following provisions of this paragraph (b)
Meets or exceeds 50%	100%

If the performance of Chubb Limited exceeds 25 percent but does not meet or exceed 50 percent of the satisfaction of the Cumulative Performance during the applicable Performance Period, then the Performance Percentage will be a percentage between 50 percent and 100 percent, based on an interpolation of the Chubb Limited performance falling between the 25th percentile and 50th percentile of the satisfaction of the Cumulative Performance during the applicable Performance Period.

(c)
For the avoidance of doubt, the Restricted Period shall end only on or after the Committee’s certification that the Cumulative Performance for the Performance Period has been satisfied. Any Covered Performance Shares that have not vested as of the end of the Restricted Period shall be forfeited by the Participant as of the Vesting Date.

3.Retirement. If the Participant’s Date of Termination occurs because of Retirement, then for any Covered Performance Shares and any Premium Performance Shares as to which the Restricted Period has not otherwise ended prior to the Date of Termination, the Participant shall become vested and the Restricted Period shall end for any Covered Performance Shares if and when the terms of paragraph 2 are satisfied with respect to such Covered Performance Shares and for any Premium Performance Shares if and when the terms of paragraph 6 are satisfied with respect to such Premium Performance Shares, in each case, determined as though the Participant had remained employed and the Date of Termination had not occurred prior to the end of any applicable Restricted Period for purposes of this Agreement.
4.Death, Long-Term Disability and Change in Control. Notwithstanding the provisions of paragraph 2, the Restricted Period for Covered Performance Shares shall end prior to the date specified in the schedule set forth in paragraph 2 to the extent set forth below:

(a)
For Covered Performance Shares as to which the Restricted Period has not ended prior to the Date of Termination, the Restricted Period for such Covered Performance Shares shall end upon the Participant’s Date of Termination, and the Covered Performance Shares shall fully vest upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s death.

(b)
For Covered Performance Shares as to which the Restricted Period has not ended prior to the Date of Termination, the Restricted Period for such Covered Performance Shares shall end upon the Participant’s Date of Termination, and the Covered Performance Shares shall fully vest upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s Long-Term Disability.

(c)
For Covered Performance Shares as to which the Restricted Period has not ended prior to the date of a Change in Control, the Restricted Period for such Covered Performance Shares shall end upon a Change in Control, and the Covered Performance Shares shall vest upon the Change in Control, provided that such Change in Control occurs on or before the Date of Termination.

5.Transfer and Forfeiture of Shares. The transfer and forfeiture of shares shall be subject to the following:

(a)
Except as provided in paragraphs 3 and 4 above, the Participant will be vested in any Covered Performance Shares if the Date of Termination has not occurred prior to the last day of the Restricted Period with respect to those shares and the requirements of paragraph 2 have been satisfied. Upon vesting at the end of such Restricted Period, those shares will be delivered to the Participant free of all restrictions.

(b)
Except as otherwise determined by the Committee and as provided in paragraphs 3 and 4 above, the Participant shall forfeit any Covered Performance Shares as of the Date of Termination, if such Date of Termination occurs prior to the Vesting Date.

(c)
Notwithstanding anything to the contrary in any employment agreement between the Participant and the Company or a Subsidiary or any severance plan maintained by the Company or a Subsidiary in which the Participant participates, the Participate acknowledges and agrees that the Covered Performance Shares and Premium Performance Shares shall vest (and the Restricted Period shall end) only as provided by, and subject to the terms of, this Performance Based Restricted Stock Award.

6.Premium Performance Shares. The vesting of the Premium Performance Shares under this paragraph 6 will be based on the Cumulative Performance of Chubb Limited during the Performance Period and will be determined as follows:

(a)
The Restricted Period shall end on the Vesting Date for the number of the Premium Performance Shares determined by multiplying the number of Premium Performance Shares by the Premium Award Performance Percentage (as determined below).

(b)	The Premium Award Performance Percentage will be determined in accordance with the following schedule:

If the Cumulative Performance of Chubb Limited during the Performance Period:	The Premium Award Performance Percentage will be:
Does not meet or exceed 50%	0%
Meets or exceeds 50%, but does not exceed the 75%	0%, as increased to the extent, if any, provided pursuant to the following provisions of this paragraph (b) up to 77%
Exceeds 75% and the Total Shareholder Return of Chubb Limited during the Performance Period meets or exceeds the 55th percentile of the Total Shareholder Return of the Peer Companies.	100%
If the Cumulative Performance of Chubb Limited meets or exceeds 50 percent but does not exceed 75 percent during the Performance Period, then the Premium Award Performance Percentage will be a percentage between 0 percent and 77 percent, based on an interpolation of the Chubb Limited Cumulative Performance falling between 50 percent and 75 percent of the Cumulative Performance during the Performance Period. If the Cumulative Performance of Chubb Limited exceeds 75 percent during the Performance Period but the Total Shareholder Return of Chubb Limited during the Performance Period does not meet or exceed the 55th percentile of the Total Shareholder Return of the Peer Companies, then the Premium Award Performance Percentage will be 77 percent.

(c)	Upon vesting at the end of such Restricted Period, those shares will be delivered to the Participant free of all restrictions. Except as provided in paragraph 3 for a Date of Termination that occurs because of Retirement, the Participant shall not be entitled to vesting of any Premium Performance Shares if the Date of Termination occurs before the Vesting Date for any reason.
7.Withholding. All deliveries and distributions and the vesting of shares of stock under these Performance Based Restricted Stock Award Terms are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
8.Transferability. Except as otherwise provided by the Committee, awards under these Performance Based Restricted Stock Award Terms may not be sold, assigned, transferred, pledged or otherwise encumbered prior to vesting and delivery.
9.Dividends. Dividends paid with respect to the Covered Performance Shares and the Premium Performance Shares with respect to record dates on or after the Grant Date for such shares but prior to the end of the Restricted Period for such shares shall be accumulated and distributed to the Participant on the date that the Restricted Period ends with respect to the share pursuant to which such dividend was paid; provided, however that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to any Covered Performance Shares or Premium Performance Shares which the Participant has forfeited. Notwithstanding the foregoing, if the right to the payment of dividends with respect to a Covered Performance Share or a Premium Performance Share would otherwise constitute nonqualified deferred compensation subject to Section 457A of the Internal Revenue Code (“Code Section 457A”), then, (i) any dividends accumulated in relation to Covered Performance Shares and Premium Performance Shares as of the date that the right to receive such payments is no longer treated as subject to a substantial risk of forfeiture for purposes of Code Section 457A (the “457A Vesting Date”) shall be used to purchase additional Covered Performance Shares and Premium Performance Shares subject to the same vesting provisions of the original Covered Performance Shares and Premium Performance Shares to which such accumulated dividends relate and any remaining unused cash amounts that are not sufficient to purchase an additional share shall be distributed to the Participant and (ii) any dividends that are paid on or after the 457A Vesting Date but prior to the vesting of the Covered Performance Shares and Premium Performance Shares shall be used to purchase additional Covered Performance Shares and Premium Performance Shares subject to the same vesting provisions of the original Covered Performance Shares and Premium Performance Shares to which such dividends relate and any remaining unused cash amounts that are not sufficient to purchase an additional share shall be distributed to the Participant.
10.Voting. The Participant shall not be prevented from voting the Covered Performance Shares merely because those shares are subject to the restrictions imposed by these Performance Based Restricted Stock Award Terms and the Plan; provided, however, that the Participant shall not be entitled to vote Covered Performance Shares with respect to record dates for any Covered Performance Shares occurring on or after the date, if any, on which the Participant has forfeited those shares. The Participant acknowledges and agrees that he or she shall not be entitled to vote any Premium Performance Shares if the record date for entitlement to voting occurs prior to the date on which such shares become vested pursuant to paragraphs 7 or 8.
11.Deposit of Performance Based Restricted Stock Award. Each certificate issued in respect of the Covered Performance Shares and Premium Performance Shares awarded under these Performance Based Restricted Stock Award Terms shall be registered in the name of the Participant and shall be deposited in a bank designated by the Committee.
12.Definitions. For purposes of these Performance Based Restricted Stock Award Terms, words and phrases shall be defined as follows:

(a)	Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.

(b)
Combined Ratio. The “Combined Ratio” for a given period is determined as the sum of the loss and loss expense ratio, the policy acquisition cost ratio and the administrative expense ratio in relation to the P& C insurance business. For Chubb the Combined Ratio is determined as the P&C combined ratio disclosed in the 10-K for such period (or the average of the disclosed combined ratios for each year if the period is longer than one year). For Peer Group Companies for purposes of this Agreement, the Combined Ratio is determined as the combined ratio publicly disclosed for such company, on a comparable basis, for such period (or the average of the disclosed combined ratios for each year if the period is longer than one year).

(c)
Cumulative Performance. The term “Cumulative Performance” means, as to Chubb Limited, a percentage equal to the sum of (A) and (B) where (A) equals the First Performance Goal multiplied by seven-tenths (0.70) and where (B) equals the Second Performance Goal multiplied by three-tenths (0.30). For example, if the First Performance Goal equals eighty percent (80%) and the Second Performance goal Equals fifty percent (50%), then the Cumulative Performance would equal seventy-one percent (71%) determined as the sum of (80%*.7) and (50% *.3). The determination of the Cumulative Performance and its parameters is subject to rules established by the Committee within 90 days of the beginning of the Performance Period.

(d)
Date of Termination. A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and the Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

(e)	Director. The term “Director” means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.

(f)
First Performance Goal. The term “First Performance Goal” for the Performance Period means the achievement by Chubb Limited of growth in tangible book value per common shares outstanding as reported under GAAP during the Performance Period, as compared to the growth in tangible book value per common shares outstanding as reported under GAAP during the same Performance Period by the Peer Companies expressed as a percentile rank as compared to the Peer Group. The determination of the First Performance Goal and its parameters is subject to rules established by the Committee within 90 days of the beginning of the applicable Performance Period. The Committee, in its discretion, may adjust the reported tangible book value for Chubb Limited or the Peer Companies for the Performance Period; provided, however, that no such adjustment may result in an increase in the number of Covered Performance Shares and Premium Performance Shares which are earned and vested at the end of the Performance Period over the number of Covered Performance Shares and Premium Performance Shares that would have been earned and vested had the reported tangible book value for either Chubb Limited or the Peer Companies not been adjusted.

(g)
Long-Term Disability. A Participant shall be considered to have a “Long-Term Disability” if the Participant is determined to be eligible for long-term disability benefits under the long-term disability plan in which the Participant participates and which is sponsored by the Company or a

Subsidiary; or if the Participant does not participate in a long-term disability plan sponsored by the Company or a Subsidiary, then the Participant shall be considered to have a “Long-Term Disability” if the Committee determines, under standards comparable to those of the Company’s long-term disability plan, that the Participant would be eligible for long-term disability benefits if he or she participated in such plan.

(h)
Peer Companies. The term “Peer Companies” means the companies which are in the Chubb Financial Performance Peer Group as determined by the Committee within 90 days of the beginning of the Performance Period and for which financial information is available for all year(s) in the Performance Period.

(i)	Performance Period. The term “Performance Period” shall mean the three-year period beginning on the Commencement Date and ending on the third anniversary of the Commencement Date.

(j)
Retirement. The term “Retirement” means the Participant’s Date of Termination that occurs on or after the Participant has both completed at least ten years of service with the Company or a Subsidiary and attained at least age 62; provided, however, that a Date of Termination will not be treated as a Retirement unless the Participant (i) has terminated employment in good standing with the Company or a Subsidiary, and (ii) executes an agreement and release as required by the Company which will include, without limitation, a general release, and non-competition and non-solicitation provisions.  A Participant shall be deemed to have executed a release as described in clause (ii) above only if such release is returned by such time as is established by the Company; provided that to the extent benefits provided pursuant to the Plan would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1, such benefits shall be paid to the Participant only if the release is returned in time to permit the distribution of the benefits to satisfy the requirements of Section 409A of the Internal Revenue Code with respect to the time of payment.

(k)
Second Performance Goal. The term “Second Performance Goal” for the Performance Period means the achievement by Chubb Limited of its Combined Ratio during the Performance Period, as compared to the Combined Ratio reported publicly during the same Performance Period by the Peer Companies expressed as a percentile rank as compared to the Peer Group. The determination of the Second Performance Goal and its parameters is subject to rules established by the Committee within 90 days of the beginning of the applicable Performance Period. The Committee, in its discretion, may adjust the Combined Ratio for Chubb Limited or the combined ratio reported publicly for the Peer Companies for the Performance Period; provided, however, that no such adjustment may result in an increase in the number of Covered Performance Shares and Premium Performance Shares which are earned and vested at the end of the Performance Period over the number of Covered Performance Shares and Premium Performance Shares that would have been earned and vested had the Combined Ratio for either Chubb Limited or the Peer Companies not been adjusted.

(l)
Total Shareholder Return. The term “Total Shareholder Return” means the total return per share of stock to the Company’s shareholders or the shareholders of the applicable Peer Company, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in the stock), during the Performance Period. The value of the applicable company’s stock at the beginning and end of the Performance Period shall be established based on the average of the averages of the high and low trading prices of the applicable stock on the principal exchange on which the stock trades for the 15 trading days occurring immediately prior to the beginning or end of the Performance Period, as the case may be. The Committee shall make or shall cause to be made such appropriate adjustments to the calculation of total shareholder return for such entity (including adjusting the average at the beginning of the Performance Period) as shall be necessary or appropriate to avoid an artificial increase or decrease in such return as a result of a stock split (including a reverse stock split), recapitalization, or other similar event affecting the capital structure of such entity that does not involve the issuance of the entity’s securities in exchange for money, property, or other consideration.
13.Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Performance Based Restricted Stock Award Terms.
14.Heirs and Successors. These Performance Based Restricted Stock Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under these Performance Based Restricted Stock Terms have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of these Performance Based Restricted Stock Terms and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under these Performance Based Restricted Stock Terms, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
15.Administration. The authority to manage and control the operation and administration of these Performance Based Restricted Stock Award Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Performance Based Restricted Stock Award Terms as it has with respect to the Plan. Any interpretation of these Performance Based Restricted Stock Award Terms by the Committee and any decision made by it with respect to these Performance Based Restricted Stock Award Terms are final and binding on all persons.
16.Plan and Corporate Records Govern. Notwithstanding anything in these Performance Based Restricted Stock Award Terms to the contrary, these Performance Based Restricted Stock Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Performance Based Restricted Stock Award Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in the Performance Based Restricted Stock Terms to the contrary, in the event of any discrepancies between the corporate records regarding this award and the Record-Keeping System, the corporate records shall control.
17.Not An Employment Contract. The Performance Based Restricted Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
18.Notices. Any written notices provided for in these Performance Based Restricted Stock Award Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
19.Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Performance Based Restricted Stock Award pursuant to paragraph 5.2(f) of the Plan or otherwise, the

Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
20.Amendment. These Performance Based Restricted Stock Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.
CHUBB LIMITED

By:
Its:

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

Participant